Exhibit 99.1
News Release Contact: Margo Nison Keane Public Relations 617-241-9200 x1272 Albie Jarvis Porter Novelli

617-897-8200

KEANE COMPLETES ACQUISITION OF NIMS ASSOCIATES

Acquisition Strengthens Keane Financial Services and Insurance Industry Expertise;

Expands Company Presence in Major Midwest Markets

BOSTON — March 5, 2004—Keane, Inc. (NYSE: KEA), a leading business and information technology (IT) consulting firm, today announced that it has completed the acquisition of Nims Associates, Inc., an information technology and consulting services company with offices in the Midwest and Advanced Development Centers in Indianapolis and Dallas. On February 11, Keane announced it had signed a letter of intent to acquire Nims, which reported 2003 fiscal year revenue of $48 million. This transaction was completed on February 27, 2004.

Nims has a 25-year history of strong project delivery in IT consulting, training, and outsourcing services with a long-term client base of Fortune 1000 companies, particularly in the financial services and insurance industries.  Keane also announced that Nims’ president Dwight Berryman has joined Keane as a group vice president reporting to Bob Atwell, Senior Vice President of North American Branch Operations.

About Keane

                Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

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Statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the anticipated results, synergies and future opportunities, timetable for integration and other expected benefits of Keane’s acquisition of Nims Associates, Inc. on Keane’s financial results.  There are a number of important factors that could cause actual results to differ materially from those projected or forecasted in these forward-looking statements, including: unanticipated disruptions to business, uncertainties relating to the ability to realize anticipated synergies, the ability to successfully integrate Nims with and into Keane’s existing business, as well as other factors identified in Keane’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Securities and Exchange Commission.  Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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